UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): November 29, 2017

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12780 El Camino Real, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2017, Neurocrine Biosciences, Inc. (the “Company”) hired Matt Abernethy as the Company’s Chief Financial Officer. The commencement of Mr. Abernethy’s employment with the Company was also November 29, 2017.

Mr. Abernethy is 38 years old and joins the Company from Zimmer Biomet, where he held various positions over the past nine years including Vice President, Investor Relations and Treasurer and Vice President of Finance for the Americas and Global Product Engines. Mr. Abernethy began his career with KPMG LLP and is a certified public accountant. Mr. Abernethy earned bachelor’s degrees in Accounting and Business Administration from Grace College and an MBA from the University of Chicago.

In connection with Mr. Abernethy’s hiring as the Company’s Chief Financial Officer, the Company and Mr. Abernethy entered into an employment agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Abernethy will be entitled to receive an initial base salary of $420,000 per year, subject to future adjustments, plus a discretionary annual performance-based cash bonus, with a target bonus for fiscal year 2018 equal to 50% of his base salary. On December 1, 2017 (the “Grant Date”), Mr. Abernethy was granted an initial stock option to purchase up to 60,000 shares of the Company’s common stock (the “Option”), 25% of which will vest on the first anniversary of the Grant Date, and the remainder of which will vest in equal monthly installments thereafter over three years. The Option has an exercise price equal to $73.60 per share, which was the closing price of the Company’s common stock on the Grant Date. On the Grant Date, Mr. Abernethy also received a restricted stock unit award covering 12,500 shares of the Company’s common stock, 25% of which will vest on each anniversary of the Grant Date. Pursuant to the Employment Agreement, Mr. Abernethy is entitled to receive a one-time cash inducement advance in the amount of $180,000, which will be deemed earned when Mr. Abernethy completes two full years of employment with the Company, relocation benefits, including a one-time cash relocation advance in the amount of $140,000, and is also entitled to receive the Company’s health, life and disability benefits, and can participate in the Company’s 401(k) Plan.

While Mr. Abernethy will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. Abernethy will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Mr. Abernethy had continued to render services to the Company for 12 months following his separation from service. Additionally, in connection with a change in control of the Company, if Mr. Abernethy’s employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. Abernethy will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) a cash compensation amount equal to the value, as of the date of the consummation of such change in control, of all outstanding stock awards that are unvested at the time of termination of employment and all outstanding stock awards that are vested at the time of termination of employment and for which the shares subject to such stock awards have not yet been issued, provided that such stock awards are held by Mr. Abernethy as of the date of consummation of such change in control, and all rights in such stock awards shall be extinguished as a result of such payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROCRINE BIOSCIENCES, INC.

Dated: December 5, 2017
	By:	/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer